CBNK Accelerating Loan Growth Drives Steady Profits and Returns
Diluted EPS of $0.71, ROAA of 1.95%, and ROAE of 20.66% for 4Q 2021
Rockville, Maryland, January 27, 2022 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $10.2 million, or $0.71 per diluted share, for the fourth quarter of 2021. By comparison, net income was $9.7 million, or $0.71 per diluted share, for the fourth quarter of 2020. Portfolio loans, net, increased $78.9 million when compared to the period ended September 30, 2021, and $208.5 million when compared to the period ended December 31, 2021.
“2021 was a tremendous year for Capital Bank,” said Steven Schwartz, Chairman of the Board of the Company. “The Commercial Bank, Capital Bank Home Loans and OpenSky® all outperformed expectations as investments in technology and people continued to deliver exceptional results. Building on the Bank’s success, we continue to seek out and invest in opportunities that will leverage our unique combination of technological innovation and community banking to build long-term shareholder value.”
"The fourth quarter’s results were driven by strong performance in the Commercial Bank and OpenSky® which more than made up for the slowdown of our mortgage business," said Ed Barry, CEO of the Company. "Capitalizing on market disruption, we made several strategic hires in the Commercial Bank which contributed to a 21.9 percent annualized portfolio loan growth in the fourth quarter. OpenSky® is poised to remain an engine of growth with the fourth quarter launch of our unsecured credit card line to our highest performing OpenSky® secured card holders. OpenSky's® annualized quarterly net loan growth of 18.1 percent continued to drive portfolio loan balances. Anticipated OpenSky® card holder attrition resulted in a modest decline in open accounts for the quarter but remains well-below historical levels.”

Fourth Quarter 2021 Highlights
Capital Bancorp, Inc.
•Stable Earnings - Continued strong performance by the Commercial Bank and OpenSky® contributed to the fourth quarter's results. Quarterly net income increased to $10.2 million from $9.7 million in the fourth quarter of 2020. Earnings were $0.71 per diluted share for the three months ended December 31, 2021 and 2020.
•Outstanding Performance Ratios - Return on average assets ("ROAA") and return on average equity ("ROAE") were 1.95% and 20.66%, respectively, for the three months ended December 31, 2021 compared to 2.08% and 25.26%, respectively, for the three months ended December 31, 2020.
•Expanded Net Interest Margin - Net interest margin was 6.49% for the three months ended December 31, 2021, which is an increase of 92 basis points compared to 5.57% for the same three month period last year and an increase over linked quarter of 22 basis points, from 6.27%, for the three months ended September 30, 2021. The margin improvement over linked quarter was driven by an increase in average loans outstanding as well as management's concentrated effort to lower funding costs.
•Robust Capital Positions - As of December 31, 2021, the Company reported a common equity tier 1 capital ratio of 14.28% and an allowance for loan losses to total loans ratio of 1.54%, or 1.65% excluding Small Business Administration Payroll Protection Program ("SBA-PPP") loans. During the preceding twelve months, tangible book value per common share grew 22.4 percent to $14.17 at December 31, 2021.
Commercial Bank
•Accelerating Strong Portfolio Loan Growth - Portfolio loans, excluding credit cards, increased by $176.0 million, or 14.5 percent, to $1.4 billion at December 31, 2021 compared to December 31, 2020, and by $73.4 million, compared to September 30, 2021. The year over year growth was mainly due to a 41.7 percent increase in commercial real estate loans of $163.8 million, of which $102.2 million was owner occupied while $61.6 was non-owner occupied. Also contributing to the year over year growth was a 12.0 percent increase in commercial and industrial loans of $18.8 million and a 13.4 percent increase in construction real estate loans of $30.2 million. Offsetting total growth was a $36.3 million decrease in residential real estate loans.
•Growth in Core Deposits and Reduced Cost of Funds - Noninterest bearing deposits increased 29.4 percent compared to December 31, 2020. The $179.1 million year over year increase was primarily due to an increase in commercial demand deposits reflecting management's ongoing strategic initiative to improve the deposit franchise. At December 31, 2021, noninterest bearing deposits represented 43.8% of total deposits compared to 36.8% at December 31, 2020. Overall, the cost of interest bearing liabilities was reduced 53 basis points, from 0.95% for the quarter ended December 31, 2020 to 0.42% for the quarter ended December 31, 2021.
•Improving Credit Metrics - Non-performing assets ("NPAs") decreased to 0.56% of total assets at December 31, 2021 compared to 0.77% at September 30, 2021 primarily due to the disposition of $3.2 million in other real estate owned during the fourth quarter of 2021 and a reduction in nonaccrual loans of $2.3 million as management continues to focus on reducing non-performing assets. Primarily as a result of improving market conditions, the provision for loan losses declined $933.0 thousand compared to the fourth quarter of 2020. The current provision for the three months ended December 31, 2021 was $1.1 million and primarily related to the credit card portfolio.
•SBA-PPP Loans - SBA-PPP loans, net of $3.2 million in unearned fees, totaled $108.3 million at December 31, 2021 which was comprised of $4.4 million in 2020 originations and $103.9 million of 2021 originations. As of December 31, 2021, the Company has obtained forgiveness for $261.6 million of SBA-PPP loans.
Capital Bank Home Loans

•Softening Mortgage Performance - Origination volumes declined 58.7 percent, to $158.1 million, in the fourth quarter of 2021, when compared to $382.3 million in the fourth quarter of 2020. The continued steepening of the yield curve in the fourth quarter of 2021 slowed originations from the year earlier when low interest rates fueled refinance volumes. In the most recent quarter, mortgage origination volumes declined $59.1 million or 27.2 percent from the three months ended September 30, 2021 due to normal seasonal patterns as well as the rate-related slow-down in the mortgage industry which has disproportionately impacted refinance activity.

•Purchase Volume - Purchase volumes increased to 56.4 percent of total originations for the fourth quarter of 2021, up from 30.0 percent during the fourth quarter of 2020.

OpenSky®
•Strong Revenue Growth - OpenSky® revenue grew by 38.2 percent to $22.2 million for the quarter ended December 31, 2021 from the same period in 2020. As account growth, line usage and customer behaviors continue to revert to traditional seasonal patterns, management anticipates modest seasonal declines in open accounts as account opening and attrition normalize.
•Continued Growth in OpenSky® Loans and Deposits - OpenSky® loan balances, net of reserves, increased by $38.9 million to $141.1 million compared to $102.2 million in the fourth quarter of 2020 and from $135.0 million, or 4.5 percent, on a linked quarter basis. Corresponding deposit balances increased 19.2 percent or $37.0 million from $192.5 million at December 31, 2020 to $229.5 million at December 31, 2021.

2021 Highlights
Capital Bancorp
•Diversified Businesses Drive Net Income - Net income for the twelve months ended December 31, 2021 increased 54.8 percent to $40.0 million, or $2.84 per diluted share, from $25.8 million, or $1.87 per diluted share for the twelve months ended December 31, 2020. Continued strong operating results demonstrate the advantages of the Company's diversified business lines that are, in certain respects, non-correlated across economic cycles.
•Top Tier Performance Ratios - Improved earnings supported ROAA and ROAE of 1.96% and 22.27%, respectively, for the twelve months ended December 31, 2021 compared to 1.56% and 18.00%, respectively, for the twelve months ended December 31, 2020.
•Expanded Net Interest Margin - For the twelve months ended December 31, 2021, net interest margin increased by 72 basis points to 5.86% compared to 5.14% for the twelve months ended December 31, 2020. The margin improvement was largely driven by the increase in OpenSky® income.
•Stable Efficiency Ratio - The efficiency ratio increased slightly to 65.79% for the twelve months ended December 31, 2021 compared to 65.44% for the same twelve month period in the prior year.
•Strong Balance Sheet Growth - Total assets increased $178.7 million, or 9.5 percent during the twelve months ended December 31, 2021 and was primarily funded by a $145.0 million increase in deposits.The growth of earning assets on the balance sheet consisted primarily of increases in cash equivalents of $36.5 million, portfolio loans net of deferred fees of $208.5 million which includes OpenSky® net loan growth of $30.1 million, investments available for sale of $84.7 million, and Bank Owned Life Insurance ("BOLI") of $35.5 million. Asset growth was primarily offset by a decrease of $91.2 million in loans held for sale as well as a $92.7 million reduction in SBA-PPP loans.
Commercial Bank
•Strong Portfolio Loan Growth - Portfolio loans, excluding credit card loans, increased by $176.0 million, or 14.5 percent, to $1.4 billion at December 31, 2021 compared to $1.2 billion at

December 31, 2020. The growth was primarily due to a 41.7 percent increase in commercial real estate loans of $163.8 million, of which $102.2 million was owner occupied while $61.6 was non owner occupied.
•Improved Deposit Franchise and Lower Cost of Funding - Noninterest bearing deposits increased by $179.1 million, or 29.4 percent, during the twelve months ended December 31, 2021 and represented 43.8 percent of total deposits at December 31, 2021. The cost of interest bearing liabilities declined to 0.61% from 1.29% for the same period in the prior year, due mainly to the average rate of interest bearing demand deposits dropping from 0.34% as of December 31, 2020 to 0.07% as of December 31, 2021.
•COVID-19 Related Deferrals - At December 31, 2021, outstanding loans deferred due to COVID-19 amounted to $4.0 million, a decrease of 86.9 percent from $30.5 million at December 31, 2020.
Capital Bank Home Loans
•Gain on Sale - The year-to-date gain on sale of mortgage loans decreased to $30.3 million at December 31, 2021 from $38.5 million at December 31, 2020 due mainly to the $314.4 million, or 24.0 percent, decline in mortgage originations. The steepening yield curve in 2021 has slowed originations from the year earlier period when low interest rates fueled refinance volumes. Gain on sale margins, down slightly from 3.02% for the twelve months ended December 31, 2020, remained strong at 2.79% for the twelve months ended December 31, 2021. Historically-low housing inventory, shortages in new home building materials, and fluctuating interest rates are likely to continue suppressing origination volumes into 2022.
OpenSky®
•Growth Elevates Performance - The 92 thousand net increase in the number of accounts in the twelve months ended December 31, 2021 resulted in a $37.0 million increase in noninterest bearing secured credit card deposits that totaled $229.5 million as of December 31, 2021. Credit card balances increased by $38.9 million, or 38.1 percent, for the twelve months ended December 31, 2021 and totaled $141.1 million at December 31, 2021. Account growth led to higher credit card fees, which increased by 64.4 percent to $27.9 million compared to $17.0 million for the same twelve month period last year, largely driven by the increase in the number of accounts in the portfolio.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarter Ended			Twelve months ended
	December 31,			December 31,
(amounts in thousands except per share data)	2021	2020	% Change	2021	2020	% Change
Earnings Summary
Interest income	$33,788	$28,318	19.3%	$123,243	$97,251	26.7%
Interest expense	1,117	2,599	(57.0)%	6,550	13,182	(50.3)%
Net interest income	32,671	25,719	27.0%	116,693	84,069	38.8%
Provision for loan losses	1,100	2,033	(45.9)%	3,359	11,242	(70.1)%
Noninterest income	10,617	16,030	(33.8)%	50,636	50,144	1.0%
Noninterest expense	28,495	26,680	6.8%	110,094	87,834	25.3%
Income before income taxes	13,693	13,036	5.0%	53,876	35,137	53.3%
Income tax expense	3,522	3,347	5.2%	13,898	9,314	49.2%
Net income	$10,171	$9,689	5.0%	$39,978	$25,823	54.8%

Pre-tax pre-provision net revenue ("PPNR") (2)	$14,793	$15,069	(1.8)%	$57,235	$46,379	23.4%
Weighted average common shares - Basic	13,877	13,686	1.4%	13,799	13,793	—%
Weighted average common shares - Diluted	14,290	13,707	4.3%	14,081	13,800	2.0%
Earnings per share - Basic	$0.73	$0.71	2.8%	$2.90	$1.87	55.1%
Earnings per share - Diluted	$0.71	$0.71	—%	$2.84	$1.87	51.9%
Return on average assets (1)	1.95%	2.08%	(6.3)%	1.96%	1.56%	25.6%
Return on average assets, excluding impact of SBA-PPP loans(1) (2)	1.80%	1.88%	(4.3)%	1.75%	1.42%	23.2%
Return on average equity	20.66%	25.26%	(18.2)%	22.27%	18.00%	23.7%

	Quarter Ended		4Q21 vs. 4Q20	Quarter Ended
	December 31,			September 30,	June 30,	March 31,
(in thousands except per share data)	2021	2020	% Change	2021	2021	2021
Balance Sheet Highlights
Assets	$2,055,300	$1,876,593	9.5%	$2,169,556	$2,151,850	$2,091,851
Investment securities available for sale	184,455	99,787	84.8%	189,165	160,515	128,023
Mortgage loans held for sale	15,989	107,154	(85.1)%	36,005	47,935	60,816
SBA-PPP loans, net of fees	108,285	201,018	(46.1)%	137,178	202,763	265,712
Portfolio loans receivable (3)	1,523,982	1,315,502	15.8%	1,445,126	1,392,471	1,312,375
Allowance for loan losses	25,181	23,434	7.5%	24,753	24,079	23,550
Deposits	1,797,137	1,652,128	8.8%	1,921,238	1,917,419	1,863,069
FHLB borrowings	22,000	22,000	—%	22,000	22,000	22,000
Other borrowed funds	12,062	14,016	(13.9)%	12,062	12,062	12,062
Total stockholders' equity	197,903	159,311	24.2%	189,080	177,204	167,003
Tangible common equity(2)	197,903	159,311	24.2%	189,080	177,204	167,003

Common shares outstanding	13,962	13,754	1.5%	13,802	13,772	13,759
Tangible book value per share (2)	$14.17	$11.58	22.4%	$13.70	$12.87	$12.14
______________
(1) Annualized for the quarterly periods
(2) Refer to Appendix for reconciliation of non-GAAP measures.
(3) Loans are reflected net of deferred fees and costs.

Operating Results - Comparison of Three Months Ended December 31, 2021 and 2020
For the three months ended December 31, 2021, net interest income increased $7.0 million, or 27.0 percent, to $32.7 million from the same period in 2020, primarily due to an increase in interest earning assets and a decrease in rates on interest bearing liabilities. The net interest margin increased 92 basis point to 6.49% for the three months ended December 31, 2021 from the same period in 2020. Net interest margin, excluding credit card and SBA-PPP loans, was 3.70% for the fourth quarter of 2021 compared to 3.80% for the same period in 2020. For the three months ended December 31, 2021, average interest earning assets increased $160.0 million, or 8.7 percent, to $2.0 billion as compared to the same period in 2020, and the average yield on interest earning assets increased 58 basis points. Compared to the same period in the prior year, average interest-bearing liabilities decreased $37.8 million, or 3.5 percent, while the average cost of interest bearing liabilities decreased 53 basis points to 0.42% from 0.95%.
The provision for loan losses of $1.1 million for the three months ended December 31, 2021 was primarily related to growth in the credit card portfolio. Net charge-offs for the fourth quarter of 2021 were $671.6 thousand, or 0.18% on an annualized basis of average loans, compared to $615.0 thousand, or 0.19% on an annualized basis of average loans for the fourth quarter of 2020. The $671.6 thousand in net charge-offs during the quarter was related solely to the credit card portfolio.
For the quarter ended December 31, 2021, noninterest income was $10.6 million, a decrease of $5.4 million, or 33.8 percent, from $16.0 million in the prior year quarter. The decrease was primarily the result of reduced mortgage banking revenue.
Net credit card loan balances increased by $38.9 million to $141.1 million as of December 31, 2021 from $102.2 million at December 31, 2020. The related deposit account balances increased 19.2 percent to $229.5 million at December 31, 2021 when compared to $192.5 million at December 31, 2020. For the three months ended December 31, 2021, OpenSky's® secured credit card accounts decreased by 40 thousand net compared to 39 thousand net new accounts for the same period in 2020 suggesting consumer behaviors may be returning to historical trends after being elevated in response to COVID-19 throughout 2020 and the first two quarters of 2021.
The efficiency ratio for the three months ended December 31, 2021 increased to 65.83% compared to 63.91% for the three months ended December 31, 2020 due mainly to the reduction in mortgage income generated.
Noninterest expense was $28.5 million for the three months ended December 31, 2021, as compared to $26.7 million for the three months ended December 31, 2020, an increase of $1.8 million, or 6.8 percent. The increase was primarily driven by increases in salaries and employee benefits of $2.0 million, advertising expenses of $994.7 thousand, and data processing expenses of $390.1 thousand. Offsetting these expenses were decreases in occupancy and equipment expense of $507.2 thousand, loan processing expenses of $503.2 thousand, and professional fees of $474.0 thousand.
Operating Results - Comparison of Twelve Months Ended December 31, 2021 and 2020
For the twelve months ended December 31, 2021, net interest income increased $32.6 million, or 38.8 percent, to $116.7 million from the same period in 2020, primarily due to an increase in interest earning assets and a decrease in rates on interest bearing liabilities. The net interest margin increased 72 basis points to 5.86% for the twelve months ended December 31, 2021 from the same period in 2020. Net interest margin, excluding credit card and SBA-PPP loans, was 3.60% for the twelve months ended December 31, 2021 compared to 3.89% for the same period in 2020. For the twelve months ended December 31, 2021, average interest earning assets increased $356.1 million, or 21.8 percent, to $2.0 billion as compared to the same period in 2020, and the average yield on interest earning assets increased 24 basis points. Compared to the same period in the prior year, average interest-bearing liabilities increased $60.3 million, or 5.9 percent, while the average cost of interest-bearing liabilities decreased 68 basis points to 0.61% from 1.29%.
For the twelve months ended December 31, 2021, the provision for loan losses was $3.4 million, a decrease of $7.9 million from the prior year. Net charge-offs for the twelve months ended December 31, 2021 were $1.6 million, or 0.12% of average portfolio loans, compared to $1.1 million, or 0.09% of average portfolio loans, for the same period in 2020. The $1.6 million in net charge-offs during the twelve months ended December 31, 2021 was comprised primarily of commercial real estate loan net charge-offs of $161.1 thousand, commercial loan net charge-offs of and net charge-offs of $1.4 million in the credit card portfolio.
For the twelve months ended December 31, 2021, noninterest income was $50.6 million, an increase of $491.5 thousand, or 1.0 percent, from the same period in 2020. The increase was primarily driven by significant growth in credit card fees of $10.9 million, which was partially offset by a decrease in mortgage banking revenues of $8.9 million.
For the twelve months ended December 31, 2021, the Bank had net growth of 92 thousand new OpenSky® secured credit card accounts, increasing the total number of open accounts to 660 thousand. This compares to 345 thousand new originations for the same period last year, which increased total open accounts to 568 thousand.
The efficiency ratio for the twelve months ended December 31, 2021 increased slightly to 65.79% compared to 65.44% for the twelve months ended December 31, 2020 due to increases in noninterest expense.
Noninterest expense was $110.1 million for the twelve months ended December 31, 2021, as compared to $87.8 million for the twelve months ended December 31, 2020, an increase of $22.3 million, or 25.3 percent. The increase was primarily driven by a $4.4 million, or 13.2 percent, increase in salaries and benefits, an increase in professional fees of 42.8 percent, or $2.1 million, a $12.3 million, or 45.8 percent, increase in data processing, a $2.3 million, or 89.8 percent, increase in advertising, and a $2.0 million, or 18.2 percent, increase in other operating expenses period over period. The increase of $12.3 million in data processing expenses was primarily due to the higher volume of open credit cards during the twelve months ended December 31, 2021. Additionally, operating expenses increased $2.0 million, primarily due to increases in outside service providers.
During the twelve months ended December 31, 2021, results of operations were impacted by the COVID-19 pandemic and the resulting issuance of SBA-PPP loans. At December 31, 2021, the $111.5 million of SBA-PPP loans had remaining deferred origination fees of $3.8 million, and deferred costs of $655.7 thousand.

Financial Condition

Total assets at December 31, 2021 were $2.1 billion, an increase of 9.5 percent from December 31, 2020. Portfolio loans, which exclude mortgage loans held for sale and SBA-PPP loans, totaled $1.5 billion as of December 31, 2021, an increase of 15.8 percent as compared to $1.3 billion at December 31, 2020.
Total deposits at December 31, 2021 were $1.8 billion, an increase of $145.0 million, or 8.8 percent, as compared to $1.7 billion at December 31, 2020. Noninterest bearing deposits increased by $179.1 million, or 29.4 percent, to $787.7 million at December 31, 2021 compared to the level at December 31, 2020. Deposit balances grew year over year in certain fiduciary accounts of title and property management companies, as well as noninterest bearing OpenSky® deposits.
The Company recorded a provision for loan losses of $3.4 million during the twelve months ended December 31, 2021, which increased the allowance for loan losses to $25.2 million, or 1.54% of total loans (1.65%, excluding SBA-PPP loans, on a non-GAAP basis) at December 31, 2021. Nonperforming assets were $11.5 million, or 0.56% of total assets, as of December 31, 2021, down from $12.6 million, or 0.67% of total assets, at December 31, 2020. Of the $11.5 million in total nonperforming assets as of December 31, 2021, nonperforming loans represented $11.4 million and foreclosed real estate totaled $86.4 thousand. Included in nonperforming loans at December 31, 2021 were troubled debt restructurings of $534 thousand.
Stockholders’ equity increased to $197.9 million as of December 31, 2021, compared to $159.3 million at December 31, 2020. This increase was primarily attributable to earnings during the period. As of December 31, 2021, the Bank's capital ratios continued to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2021	2020	2021	2020
Interest income
Loans, including fees	$33,235	$27,848	$120,784	$95,367
Investment securities available for sale	439	363	2,010	1,292
Federal funds sold and other	114	107	449	592
Total interest income	33,788	28,318	123,243	97,251

Interest expense
Deposits	934	2,323	5,808	11,524
Borrowed funds	183	276	742	1,658
Total interest expense	1,117	2,599	6,550	13,182

Net interest income	32,671	25,719	116,693	84,069
Provision for loan losses	1,100	2,033	3,359	11,242
Net interest income after provision for loan losses	31,571	23,686	113,334	72,827

Noninterest income
Service charges on deposits	136	143	609	520
Credit card fees	6,676	6,272	27,884	16,966
Mortgage banking revenue	3,365	8,748	20,843	29,732
Gain on sale of investment securities available for sale, net	—	20	153	20
Other fees and charges	440	847	1,147	2,906
Total noninterest income	10,617	16,030	50,636	50,144

Noninterest expenses
Salaries and employee benefits	10,564	8,592	37,843	33,442
Occupancy and equipment	1,005	1,512	4,327	5,170
Professional fees	1,454	1,928	6,996	4,900
Data processing	9,643	9,253	39,237	26,917
Advertising	1,650	655	4,803	2,530
Loan processing	857	1,360	3,527	3,811
Other real estate expenses, net	47	(68)	368	69
Other operating	3,275	3,448	12,993	10,995
Total noninterest expenses	28,495	26,680	110,094	87,834
Income before income taxes	13,693	13,036	53,876	35,137
Income tax expense	3,522	3,347	13,898	9,314
Net income	$10,171	$9,689	$39,978	$25,823

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) December 31, 2021	December 31, 2020
Assets
Cash and due from banks	$42,914	$18,456
Interest bearing deposits at other financial institutions	136,824	126,081
Federal funds sold	3,657	2,373
Total cash and cash equivalents	183,395	146,910
Investment securities available for sale	184,455	99,787
Marketable equity securities	245	245
Restricted investments	3,498	3,713
Loans held for sale	15,989	107,154
SBA-PPP loans receivable, net of fees	108,285	201,018
Portfolio loans receivable, net of deferred fees and costs	1,523,982	1,315,502
Less allowance for loan losses	(25,181)	(23,434)
Total portfolio loans held for investment, net	1,498,801	1,292,068
Premises and equipment, net	3,282	4,464
Accrued interest receivable	7,901	8,134
Deferred income taxes, net	9,793	6,818
Other real estate owned	86	3,326
Bank owned life insurance	35,506	—
Other assets	4,064	2,956
Total assets	$2,055,300	$1,876,593

Liabilities
Deposits
Noninterest bearing	$787,650	$608,559
Interest bearing	1,009,487	1,043,569
Total deposits	1,797,137	1,652,128
Federal Home Loan Bank advances	22,000	22,000
Other borrowed funds	12,062	14,016
Accrued interest payable	473	1,134
Other liabilities	25,725	28,004
Total liabilities	1,857,397	1,717,282

Stockholders' equity
Common stock, $.01 par value; 49,000,000 shares authorized; 13,962,334 and 13,753,529 issued and outstanding	140	138
Additional paid-in capital	54,306	50,602
Retained earnings	144,533	106,854
Accumulated other comprehensive income (loss)	(1,076)	1,717
Total stockholders' equity	197,903	159,311
Total liabilities and stockholders' equity	$2,055,300	$1,876,593

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended December 31,
	2021			2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$198,070	$73	0.15%	$152,720	$37	0.10%
Federal funds sold	2,048	—	—	5,537	—	—
Investment securities available for sale	186,603	439	0.93	73,931	363	1.95
Restricted stock and equity securities	3,743	41	4.35	3,947	70	7.08
Loans held for sale	23,395	179	3.04	105,922	701	2.63
SBA-PPP loans receivable	116,595	1,347	4.58	227,617	1,998	3.49
Portfolio loans receivable(2)	1,465,878	31,709	8.58	1,266,662	25,149	7.90
Total interest earning assets	1,996,332	33,788	6.71	1,836,336	28,318	6.13
Noninterest earning assets	69,951			18,509
Total assets	$2,066,283			$1,854,845

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$315,933	39	0.05	$238,078	102	0.17
Savings	6,575	1	0.06	4,828	1	0.05
Money market accounts	501,070	267	0.21	467,727	633	0.54
Time deposits	190,795	627	1.30	337,170	1,586	1.87
Borrowed funds	34,062	183	2.13	38,447	277	2.86
Total interest bearing liabilities	1,048,435	1,117	0.42	1,086,250	2,599	0.95
Noninterest bearing liabilities:
Noninterest bearing liabilities	26,504			23,810
Noninterest bearing deposits	796,014			592,193
Stockholders’ equity	195,330			152,592
Total liabilities and stockholders’ equity	$2,066,283			$1,854,845

Net interest spread			6.29%			5.18%
Net interest income		$32,671			$25,719
Net interest margin(3)			6.49%			5.57%
_______________
(1)Annualized.
(2)Includes nonaccrual loans.
(3)For the three months ended December 31, 2021 and December 31, 2020, collectively, SBA-PPP loans and credit card loans accounted for 279 and 177 basis points of the reported net interest margin, respectively.

	Twelve Months Ended December 31,
	2021			2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$228,420	$283	0.12%	$112,249	$343	0.31%
Federal funds sold	2,850	—	—	3,128	4	0.12
Investment securities available for sale	151,479	2,010	1.33	58,071	1,292	2.22
Restricted stock and equity securities	3,774	166	4.40	4,025	244	6.07
Loans held for sale	43,126	1,224	2.84	84,928	2,610	3.07
SBA-PPP loans receivable	190,588	7,613	3.99	157,630	4,479	2.84
Portfolio loans receivable(1)	1,370,988	111,947	8.17	1,215,049	88,279	7.27
Total interest earning assets	1,991,225	123,243	6.19	1,635,080	97,251	5.95
Noninterest earning assets	44,619			24,923
Total assets	$2,035,844			$1,660,003

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$289,285	202	0.07	$195,794	656	0.34
Savings	6,470	3	0.05	4,722	5	0.11
Money market accounts	482,225	1,484	0.31	480,218	4,786	1.00
Time deposits	269,262	4,119	1.53	297,997	6,077	2.04
Borrowed funds	34,214	742	2.17	42,471	1,658	3.90
Total interest bearing liabilities	1,081,456	6,550	0.61	1,021,202	13,182	1.29
Noninterest bearing liabilities:
Noninterest bearing liabilities	24,128			22,007
Noninterest bearing deposits	750,760			473,301
Stockholders’ equity	179,500			143,493
Total liabilities and stockholders’ equity	$2,035,844			$1,660,003

Net interest spread			5.58%			4.66%
Net interest income		$116,693			$84,069
Net interest margin(2)			5.86%			5.14%
_______________
(1)
(1)Includes nonaccrual loans.
(2)For the twelve months ended December 31, 2021 and December 31, 2020, collectively, SBA-PPP loans and credit card loans accounted for 226 and 125 basis points of the reported net interest margin, respectively.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Earnings:
Net income	$10,171	$11,177	$9,648	$8,982	$9,689
Earnings per common share, diluted	0.71	0.79	0.68	0.65	0.71
Net interest margin	6.49%	6.27%	5.47%	5.15%	5.57%
Net interest margin, excluding credit cards & SBA-PPP loans (1)	3.70%	3.52%	3.55%	3.70%	3.80%
Return on average assets(2)	1.95%	2.13%	1.90%	1.87%	2.08%
Return on average assets, excluding impact of SBA-PPP loans (1)(2)	1.80%	1.99%	1.65%	1.60%	1.88%
Return on average equity(2)	20.66%	23.87%	22.36%	22.30%	25.26%
Efficiency ratio	65.83%	64.10%	66.37%	67.11%	63.91%
Balance Sheet:
Total assets	$2,055,300	$2,169,556	$2,151,850	$2,091,851	$1,876,593
Asset Quality Ratios:
Nonperforming assets to total assets	0.56%	0.77%	0.54%	0.58%	0.67%
Nonperforming assets to total assets, excluding the SBA-PPP loans (1)	0.59%	0.83%	0.60%	0.66%	0.75%
Nonperforming loans to total loans	0.70%	0.85%	0.52%	0.56%	0.61%
Nonperforming loans to portfolio loans (1)	0.75%	0.94%	0.60%	0.67%	0.70%
Net charge-offs to average portfolio loans (1)(2)	0.18%	0.08%	0.08%	0.12%	0.19%
Allowance for loan losses to total loans	1.54%	1.56%	1.51%	1.49%	1.54%
Allowance for loan losses to portfolio loans (1)	1.65%	1.71%	1.73%	1.79%	1.78%
Allowance for loan losses to non-performing loans	220.40%	182.48%	287.40%	267.07%	253.71%
Bank Capital Ratios:
Total risk based capital ratio	13.79%	13.86%	13.51%	13.55%	12.60%
Tier 1 risk based capital ratio	12.53%	12.60%	12.25%	12.29%	11.34%
Leverage ratio	8.36%	7.83%	7.58%	7.54%	7.45%
Common equity Tier 1 capital ratio	12.53%	12.60%	12.25%	12.29%	11.34%
Tangible common equity	8.36%	7.57%	7.17%	7.01%	7.43%
Holding Company Capital Ratios:
Total risk based capital ratio	16.41%	15.75%	16.14%	16.07%	15.19%
Tier 1 risk based capital ratio	14.43%	14.49%	14.10%	13.98%	13.10%
Leverage ratio	9.73%	9.12%	8.78%	8.84%	8.78%
Common equity Tier 1 capital ratio	14.28%	14.34%	13.94%	13.81%	12.94%
Tangible common equity	9.63%	8.72%	8.23%	7.98%	8.48%
Composition of Loans:
Residential real estate	$401,607	$418,205	$420,015	$420,461	$437,860
Commercial real estate	556,339	502,523	471,807	433,336	392,550
Construction real estate	255,147	251,256	223,832	221,277	224,904
Commercial and industrial - Other	175,956	143,244	158,392	149,914	157,127
Credit card, net of reserve	141,120	134,979	121,410	83,740	102,186
Other consumer loans	1,033	1,425	1,034	4,487	1,649
Portfolio loans receivable	$1,531,202	$1,451,632	$1,396,490	$1,313,215	$1,316,276
Deferred origination fees, net	(7,220)	(6,506)	(4,019)	(840)	(774)
Portfolio loans receivable, net	$1,523,982	$1,445,126	$1,392,471	$1,312,375	$1,315,502
SBA-PPP loans, net	$108,285	$137,178	$202,763	$265,712	$201,018
Composition of Deposits:
Noninterest bearing	$787,650	$833,187	$828,308	$771,924	$608,559
Interest bearing demand	330,924	369,812	314,883	300,992	257,126
Savings	6,994	6,682	6,965	6,012	4,800
Money Markets	493,919	493,029	484,567	471,303	447,077
Time Deposits	177,650	218,528	282,696	312,838	334,566
Total Deposits	$1,797,137	$1,921,238	$1,917,419	$1,863,069	$1,652,128

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$158,051	$217,175	$265,517	$353,774	$382,267
Mortgage loans sold	178,068	229,111	278,384	400,112	412,830
Gain on sale of loans	4,423	6,108	7,763	12,008	12,950
Purchase volume as a % of originations	56.44%	50.98%	50.64%	24.59%	30.03%
Gain on sale as a % of loans sold(3)	2.48%	2.67%	2.79%	3.00%	3.14%
Mortgage commissions	$1,462	$1,884	$2,364	$3,320	$3,405
OpenSky® Portfolio Metrics:
Active customer accounts	660,397	700,383	707,600	642,272	568,373
Credit card loans, net of reserve	$141,120	$134,979	$121,410	$83,740	$102,186
Noninterest secured credit card deposits	229,530	242,405	241,724	215,883	192,520
_______________
(1)Refer to Appendix for reconciliation of non-GAAP measures.
(2)Annualized.
(3)Gain on sale percentage is calculated as gain on sale of loans divided by mortgage loans sold.

Appendix

Reconciliation of Non-GAAP Measures

Return on Average Assets, as Adjusted	Quarters Ended
Dollars in thousands	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Net Income	$10,171	$11,177	$9,648	$8,982	$9,689
Less: SBA-PPP loan income	1,347	1,525	2,272	2,205	1,998
Net Income, as Adjusted	$8,824	$9,652	$7,376	$6,777	$7,691
Average Total Assets	2,066,283	2,084,772	2,041,232	1,949,265	1,854,845
Less: Average SBA-PPP Loans	116,595	162,217	250,040	232,371	227,617
Average Total Assets, as Adjusted	$1,949,688	$1,922,555	$1,791,192	$1,716,894	$1,627,228
Return on Average Assets, as Adjusted	1.80%	1.99%	1.65%	1.60%	1.88%

Net Interest Margin, as Adjusted	Quarters Ended
Dollars in thousands	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Net Interest Income	$32,671	$32,059	$27,520	$24,444	$25,719
Less Secured credit card loan income	15,010	15,086	10,497	7,660	9,306
Less SBA-PPP loan income	1,347	1,525	2,272	2,205	1,998
Net Interest Income, as Adjusted	$16,314	$15,448	$14,751	$14,579	$14,415
Average Interest Earning Assets	1,996,331	2,026,616	2,016,801	1,923,463	1,836,337
Less Average secured credit card loans	131,306	124,771	100,456	93,520	95,739
Less Average SBA-PPP loans	116,595	162,217	250,040	232,371	227,617
Total Average Interest Earning Assets, as Adjusted	$1,748,430	$1,739,628	$1,666,305	$1,597,572	$1,512,981
Net Interest Margin, as Adjusted	3.70%	3.52%	3.55%	3.70%	3.80%

Tangible Book Value per Share	Quarters Ended
Dollars in thousands, except per share amounts	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Total Stockholders' Equity	$197,903	$189,080	$177,204	$167,003	$159,311
Less: Preferred equity	—	—	—	—	—
Less: Intangible assets	—	—	—	—	—
Tangible Common Equity	$197,903	$189,080	$177,204	$167,003	$159,311
Period End Shares Outstanding	13,962,334	13,801,936	13,771,615	13,759,218	13,753,529
Tangible Book Value per Share	$14.17	$13.70	$12.87	$12.14	$11.58

Appendix

Reconciliation of Non-GAAP Measures

Allowance for Loan Losses to Total Portfolio Loans	Quarters Ended
Dollars in thousands	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Allowance for Loan Losses	$25,181	$24,753	$24,079	$23,550	$23,434
Total Loans	1,632,267	1,582,304	1,595,234	1,578,087	1,516,520
Less: SBA-PPP loans	108,285	137,178	202,763	265,712	201,018
Total Portfolio Loans	$1,523,982	$1,445,126	$1,392,471	$1,312,375	$1,315,502
Allowance for Loan Losses to Total Portfolio Loans	1.65%	1.71%	1.73%	1.79%	1.78%

Nonperforming Assets to Total Assets, net SBA-PPP Loans	Quarters Ended
Dollars in thousands	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Total Nonperforming Assets	$11,512	$16,801	$11,615	$12,112	$12,563
Total Assets	2,055,300	2,169,556	2,151,850	2,091,851	1,876,593
Less: SBA-PPP loans	108,285	137,178	202,763	265,712	201,018
Total Assets, net SBA-PPP Loans	$1,947,015	$2,032,378	$1,949,087	$1,826,139	$1,675,575
Nonperforming Assets to Total Assets, net SBA-PPP Loans	0.59%	0.83%	0.60%	0.66%	0.75%

Nonperforming Loans to Portfolio Loans	Quarters Ended
Dollars in thousands	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Total Nonperforming Loans	$11,425	$13,565	$8,378	$8,818	$9,237
Total Loans	1,632,267	1,582,304	1,595,234	1,578,087	1,516,520
Less: SBA-PPP loans	108,285	137,178	202,763	265,712	201,018
Total Portfolio Loans	$1,523,982	$1,445,126	$1,392,471	$1,312,375	$1,315,502
Nonperforming Loans to Total Portfolio Loans	0.75%	0.94%	0.60%	0.67%	0.70%

Net Charge-offs to Average Portfolio Loans	Quarters Ended
Dollars in thousands	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Total Net Charge-offs	$672	$301	$251	$388	$615
Total Average Loans	1,582,473	1,569,198	1,567,973	1,532,093	1,494,279
Less: Average SBA-PPP loans	116,595	162,217	250,040	232,371	227,617
Total Average Portfolio Loans	$1,465,878	$1,406,981	$1,317,933	$1,299,722	$1,266,662
Net Charge-offs to Average Portfolio Loans	0.18%	0.08%	0.08%	0.12%	0.19%

Pre-tax, Pre-Provision Net Revenue ("PPNR")	Quarters Ended
Dollars in thousands	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Net income	$10,171	$11,177	$9,648	$8,982	$9,689
Add: Income Tax Expense	3,522	3,877	3,357	3,143	3,347
Add: Provision for Loan Losses	1,100	975	781	503	2,033
Pre-tax, Pre-Provision Net Revenue ("PPNR")	$14,793	$16,029	$13,786	$12,628	$15,069

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the fourth largest bank headquartered in Maryland at December 31, 2021. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $2.1 billion at December 31, 2021 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” "optimistic," “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on some of the factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are exposed to all of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen as planned, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of decisions made by the Federal Open Market Committee of the Federal Reserve and other factors, our net interest margin and spread may decline, which would adversely affect our earnings; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com